Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investor Relations Contact:
Tom Ryan/Raphael Gross
866-947-4663
Media Contact:
Marcus Gamo/Aimee Grove
415-277-4925
ziprealty@allisonpr.com
ZipRealty, Inc. Announces Appointment of J. Patrick Lashinsky as President
- David Rector to Serve as Interim Chief Financial Officer; Gary Beasley Resigns-
EMERYVILLE, Calif. — December 14, 2006 — ZipRealty, Inc. (Nasdaq:ZIPR) today announced that J. Patrick Lashinsky, Executive Vice President of Product Strategy and Development, has been appointed President of ZipRealty, Inc. while David Rector, Senior Vice President, Controller and Chief Accounting Officer, has been appointed Interim Chief Financial Officer. Mr. Rector has been affiliated with the Company for nearly five years and is responsible for all of ZipRealty, Inc.’s public company compliance efforts. In addition, he was actively involved in ZipRealty, Inc.’s transition from privately held to public company status in November 2004.
Both appointments will become effective upon the departure of Gary Beasley, the current President and Chief Financial Officer, who is resigning from the Company to pursue other business and personal interests effective on or about January 5, 2007. Mr. Beasley has served as President of ZipRealty, Inc. since May 2006 and as the Company’s Chief Financial Officer since November 2001. The Company is in the process of initiating a formal search for a permanent chief financial officer. Genni Combes, who has been promoted to the position of Senior Vice President of Planning and Operations, will continue to handle investor relations inquiries in addition to her expanded role in planning and operations.
Richard Sommer, Chief Executive Officer of ZipRealty, Inc. stated, “On behalf of the Board of Directors and myself, I’d like to thank Gary for his service to the Company and express our best wishes to him on all future endeavors. Gary has played a key role in the Company’s development over the past five years, and in particular, was critical to ZipRealty’s transition to publicly held status. His contribution to all parts of the organization will be missed.” Mr. Sommer continued, “At the same time, we are all excited for Pat, and are confident that his seven years of experience at ZipRealty will ensure a smooth transition. In addition, our CFO search process is under way and we intend to select a candidate that we believe fits best with our long-term goal of value creation. We are highly confident that the process will be quick and successful and we look forward to 2007.”
Mr. Lashinsky stated, “I am excited about this opportunity and intend to utilize my new role to further strengthen our position in the residential real estate industry. As President, I hope to build upon our prior accomplishments, execute on our strategic business plan, and take advantage of the many untapped opportunities presented in the marketplace. Thankfully, I am surrounded by a dedicated team who share this vision, and together, we will help realize the full potential of our unique business model.”
Mr. Beasley stated, “ZipRealty has never been better positioned for growth and success, and I am fortunate to have been a part of such a forward-thinking organization. Over the past several years our team has been able to help foster much needed change in a very traditional industry, and in the process, we’ve created a highly scalable and efficient business model with enormous long-term potential.”
About ZipRealty, Inc.
ZipRealty is a full-service residential real estate brokerage firm. The Company uses the Internet, proprietary technology and efficient business processes to provide home buyers and sellers with high-quality service and value. Founded in 1999, the Company operates in 20 major metropolitan areas in 12 states and the District of Columbia. The Company’s client-centric business strategy utilizes a sophisticated web site, which enables homebuyers and sellers to access comprehensive local Multiple Listing Services home listings data and other relevant information. The Company also utilizes a proprietary business management technology platform, which reduces costs and allows the Company to pass on significant financial savings to consumers. This Internet-enabled, technology-driven, employee-based model provides the Company with a distinct competitive advantage, allowing ZipRealty to consistently deliver outstanding service to clients. For more information on ZipRealty, visit www.ziprealty.com or call 1-800-CALL-ZIP.
Cautionary Language
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including statements concerning the future structure of the management team, the transition and CFO selection process, the future growth and success of the Company and the scalability of the Company’s business model. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including economic events or trends in the housing market, the Company’s ability to hire, retain and train key personnel, the Company’s access to MLS listings and leads from third parties that it does not control and other risk factors set forth in the Company’s filings with the SEC, including but not limited to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006. ZipRealty assumes no obligation to update the forward-looking statements included in this release.